Exhibit 8.1

Arent Fox LLP / Washington, DC / New York, NY / Los Angeles, CA

January 18, 2012	Robert Honigman

Attorney

Paladin Realty Income Properties, Inc.

10880 Wilshire Boulevard, Suite 1400

Los Angeles, CA 90024

Ladies and Gentlemen:

We are acting as special tax counsel to Paladin Realty Income Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-11, File No. 333-175741 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of the Company’s common stock, par value $.01 per share (collectively, the “Shares”) for the sale to the public. Pursuant to Rule 429 under the Securities Act, the Registration Statement includes a combined prospectus relating to certain shares registered in connection with the Company’s follow-on public offering on the Company’s prior Registration Statement on Form S-11 (No. 333-146867). This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.

You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the accuracy of the discussion of U.S. federal income tax consequences contained under the caption “Federal Income Tax Consequences” in the Registration Statement.

In preparing this opinion, we have reviewed the Company’s form of Second Articles of Amendment and Restatement, the Second Amended and Restated Agreement of Limited Partnership of Paladin Realty Income Properties, L.P., the Registration Statement, the Company’s tax returns for its taxable years ending on and before December 31, 2010, and the quarterly Audit Committee letters for the quarterly periods ending December 31, 2006, through September 30, 2011, setting forth the information necessary to determine whether the Company met the asset, income, ownership, and distribution tests to be qualified as a real estate investment trust under the Code, and such other documents as we have considered appropriate. We have also obtained representations as to factual matters made by the Company through a certificate of an officer of the Company (the “Officer’s Certificate”). Our opinion is based solely on the information and representations in such documents.

SMART IN YOUR WORLD®	1050 Connecticut Avenue, NW Washington, DC 20036-5339 T 202.857.6000 F 202.857.6395	1675 Broadway New York, NY 10019-5820 T 212.484.3900 F 212.484.3990	555 West Fifth Street, 48th Floor Los Angeles, CA 90013-1065 T 213.629.7400 F 213.629.7401

Paladin Realty Income
Properties, Inc.
January 18, 2012
Page 2

In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents, the conformity to authentic original documents of all documents submitted to us as copies. We also have assumed, with your consent, that (i) the representations set forth in the Certificate and other documents are true, accurate, and complete as of the date hereof, (ii) the Company and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations in the Certificates true, and (iii) no action will be taken after the date hereof by the Company or any of the entities in which it holds direct or indirect interests that would have the effect of altering the facts upon which the opinions set forth below are based. We have not independently verified the truth, accuracy, or completeness of the factual representations contained in the Officer’s Certificate and the underlying assumptions on which they are based, to our knowledge no factual matter contained therein is materially false or misleading.

Based on the foregoing, we are of the opinion that:

(i) Commencing with the Company’s taxable year ended December 31, 2006, and ending with its taxable year ending December 31, 2010, the Company was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s contemplated method of operation as described in the Registration Statement and the Certificate will enable it to continue to satisfy the requirements for such tax treatment.

(ii) The discussion of U.S. federal income tax consequences contained under the caption “Federal Income Tax Consequences” in the Registration Statement are accurate descriptions and summaries of the federal income tax laws referred to therein and fairly summarize the U.S. federal income tax consequences that are likely to be material to a holder of the Shares.

With respect to the taxable year that ended December 31, 2011 and the taxable year that will end December 31, 2012, we note that the Company’s status as a REIT at any time during either year is dependent, among other things, upon the Company meeting the requirements of Sections 856 through 860 of the Code throughout such year and for the year as a whole. Because the Company’s audit of its satisfaction of such requirements through December 31, 2011 has not yet occurred and its future satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to assure that the Company satisfied the requirements to be a REIT during the taxable year that ended December 31, 2011 or will satisfy the requirements to be a REIT during the subsequent years.

Paladin Realty Income
Properties, Inc.
January 18, 2012
Page 3

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted below, our opinions are based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the U.S. federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

No opinion other than that expressly contained herein may be inferred or implied. We have no obligation to update this opinion.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ Arent Fox LLP